Exhibit (a)(5)(E)

FOR IMMEDIATE RELEASE

Funds Managed by Affiliates of Apollo Global Management Announce Successful Tender Offer for Smart & Final Stores, Inc.

NEW YORK, NY —June 18, 2019 — First Street Merger Sub, Inc. (the “Offeror”), an entity controlled by funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”), a leading global alternative investment manager, today announced the successful completion of the previously commenced cash tender offer by the Offeror to purchase all of the outstanding shares of common stock of Smart & Final Stores, Inc. (NYSE: SFS) (“Smart & Final”).

The tender offer expired at 5:00 p.m., New York City time, on June 17, 2019. A total of 66,137,575 shares of common stock of Smart & Final (excluding 3,451,587 shares tendered by guaranteed delivery), representing approximately 87% of the outstanding Smart & Final shares, were validly tendered into and not validly withdrawn from the tender offer. As of such expiration, all conditions to the tender offer have been satisfied. As a result, all such Smart & Final shares (and any additional shares tendered by guaranteed delivery unless actual delivery does not occur) have been irrevocably accepted by the Offeror for payment, which will be made on June 20, 2019.

Concurrently with payment for the tendered shares on June 20, 2019, Smart & Final will merge with the Offeror. As a result of the tender offer and the merger, Smart & Final will become a privately-held, indirect wholly-owned subsidiary of the Apollo Funds and Smart & Final’s common stock will cease trading on the New York Stock Exchange.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $303 billion as of March 31, 2019 in private equity, credit and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.apollo.com.

Forward Looking Statements

This communication contains forward-looking statements in addition to historical and other information. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would,” or any variations of these words, or other words with similar meanings to or that otherwise, are used to identify forward-looking statements although not all forward-looking statements contain these words. All statements that address activities, events, performance or developments that Apollo intends, expects or believes may occur in the future are forward-

looking statements. Forward-looking statements may relate to such matters as the completion of the merger. These forward-looking statements reflect Apollo’s expectations as of the date of this communication. Factors or events that could affect the proposed transactions or cause actual events, results or performance to differ, including materially, may emerge from time to time and are beyond the control of Apollo, and it is not possible for Apollo to predict all of them. Accordingly, no assurances can be given as to, among other things, whether the proposed transactions will be completed or if any of the other events anticipated by the forward-looking statements will occur or what impact they will have. The reader is cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this communication speak only as of the date hereof. Apollo does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Investors please contact:

Gary M. Stein

Head of Corporate Communications

Apollo Global Management, LLC

(212) 822-0467

gstein@apollo.com

Ann Dai

Investor Relations Manager

Apollo Global Management, LLC

(212) 822-0678

adai@apollo.com

For media inquiries please contact:

Charles Zehren

Rubenstein Associates, Inc.

(212) 843-8590

czehren@rubenstein.com